Exhibit 99.1

News Release For Immediate Release

Zix Corporation Receives Notice of Potential Nasdaq Delisting
DALLAS — September 19, 2006 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today announced it has received a notice from Nasdaq dated September 15, 2006 stating that ZixCorp common stock is subject to potential delisting from the Nasdaq National Market because, as of September 14, 2006 for 30 consecutive business days, the bid price of the Company’s common stock was below $1.00 per share, and therefore did not meet the requirement set forth in Nasdaq Marketplace Rule 4450(b)(4).
The notice states that the Company will be afforded 180 calendar days or until March 14, 2007, to regain compliance with the minimum bid requirement. To do so, the Company must meet or exceed the $1 minimum bid price for at least 10 consecutive business days. If the Company is unable to achieve this requirement by March 14, 2007, Nasdaq will provide written notification to the Company that its common stock will be delisted. At that time, ZixCorp may appeal Nasdaq’s determination to delist its common stock. Alternatively, the Company may elect to apply to transfer its common stock from the Nasdaq National Market, where it is currently listed, to the Nasdaq Capital Market if it satisfies all requirements, except for the bid price requirement, for initial inclusion in this market as set forth in Marketplace Rule 4310(c). If the application to transfer its common stock to the Nasdaq Capital Market is approved, the Company will be afforded an additional 180 calendar days to regain compliance while listed on the Nasdaq Capital Market. The Company does not currently meet the requirements for initial inclusion on the Nasdaq Capital Market.
“The Company has put plans in place and is executing aggressively against them to dramatically improve the fundamentals,” said Rick Spurr, chairman and chief executive officer for ZixCorp. “We’ve made progress in e-prescribing, including our recently announced expansion with Aetna and two other deals previously discussed that are in late stage discussions; seen continued solid performance in our email encryption business; and locked in over $2 million per quarter savings from next year’s cost structure through cost-cutting actions we have already completed, the impact of which will begin to be evident in the results starting this current quarter. We anticipate that the stock price will improve to reflect these developments. We will continue to focus on the fundamentals of the business to improve revenues and cash flow while we simultaneously review other options that might help maintain our Nasdaq listing.”

About Zix Corporation
ZixCorp is the leading provider of hosted email encryption and e-prescribing services. ZixCorp’s hosted Email Encryption Service provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service reduces costs and improves patient care by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
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ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com